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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1. Name and Address of Reporting Person*

   Smith                             Kevin                 M
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   (Last) (First) (Middle)

            1350 E. Newport Center Drive, Suite 201
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                                    (Street)

  Deerfield Beach                   Florida              33442
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   (City) (State) (Zip)

          Devcon International Corp. ("DEVC"
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2.   Issuer Name and Ticker or Trading Symbol


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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Day/Year


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5. If Amendment, Date of Original (Month/Day/Year)

         08/02
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     _________Vice President - Materials Division_______________________________
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7. Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount
                                                                                                 of
                                                                                                 6.
                                                                 4. Securities
                                                                 Owner-
                                                                 Securities
                                                                 Acquired (A) or
                                                                 Beneficially
                                                                 ship
                                       2A. 3. Disposed of (D) Owned Form: 7. 2.
                            Deemed Transaction (Instr. 3, 4 and 5) Following
                            Direct Nature of Trans- Execution Code
                            ------------------------------- Reported (D) or
                            Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock                 7/02/02                   S               695          D     $5.82
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Common Stock                 7/03/02                   S               394          D     $5.70
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Common Stock                 7/29/02                   S               668          D     $5.70
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Common Stock                 8/14/02                   M              10,000        A     $1.50    22,803         D
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Common Stock                                                                                        5,145         I         By wife
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Common Stock                                                                                       63,600         I         By Trust
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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          10.
                                                                                                          of
                                                                                                          Owner-
                                                                                                          deriv-
                                                                                                          ship
                                                                                                          ative
                                                                                                          Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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 Stock Option                                                   (1)     6/16/05  Common Stock 50,000          50,000   D
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 Stock Option   $1.50  8/14/02           M               10,000 (2)     4/06/09  Common Stock 50,000          40,000   D
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 Stock Option                                                   (3)     4/29/12  Common Stock  5,700           5,700   D
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====================================================================================================================================

Explanation of Responses:
(1) Such option vests in increments of 20% each year with the first increment vesting on 6/16/96. (2) Such option vests in increments of 20% each year with the first increment vesting on 4/6/00. (3) Such option vests in increments of 20% each year with the first increment vesting on 4/29/03.
              /s/ Kevin M. Smith                             February 27, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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